RELOCATION EXPENSES AGREEMENT


                  This Relocation Expenses Agreement ("Agreement") is dated as of February 16, 2004, between Aerospace Products International, Inc., a Delaware corporation, 3778 Distriplex Drive North, Memphis, TN 38118 ("API"), and Paul J. Fanelli, an individual, U.S. citizen, residing at______________________________ ______________________________________________________("you").


                  Whereas and in additional consideration for you and the Company entering into an Executive Employment Agreement contemporaneously herewith, the parties hereby agree as follows with respect to your relocation to the Memphis area:

         1. API will reimburse you for the reasonable expenses of one (1) house-hunting trip from ______________ to the vicinity of Memphis, TN of no more than seven days duration, for you and your spouse, for the purpose of the selection of a personal residence. Such reimbursement will be paid only in accordance with API's regular policies, guidelines, and procedures for such expenses.

         2. API will provide and pay for Crye-Leike Relocation Services to assist you with your relocation and house hunting needs. Please contact ________
___________________________________________

         3. While you are on initial assignment in the Memphis vicinity, API will provide you with Temporary Living Expense Reimbursement, for yourself only, for the earlier of either ninety (90) days or until your family's relocation is completed. Such reimbursement shall include your reasonable expenses of lodging, meals, local transportation, laundry, and other items, and shall be paid only in accordance with API's regular policies and procedures for Temporary Living Expense Reimbursement.

         4. API will reimburse you for the closing costs and expenses for your purchase of a residence in the Memphis vicinity, to be paid only in accordance with API's regular policies, guidelines, and procedures for such expenses.

         5. API will pay to you a maximum of $3,000 to cover licenses, fees, and other out-of-pocket expenses, not otherwise reimbursed, related to your and your family's relocation to Memphis, to be paid only in accordance with API's regular policies, guidelines, and procedures for such expenses.

         6. API will pay you a tax gross-up for the above benefits, to the extent such expenses are not a deductible on your personal income tax return, if and as applicable, but only in accordance with API's regular policies, guidelines, and procedures for such gross-up payments.

         7. API will not pay for or reimburse you for:

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                  a. The costs of moving your personal effects or vehicles to the Memphis vicinity, which you have represented is the obligation of your prior employer; or


                  b. Attorneys fees or real estate brokerage commissions in connection with the purchase of a residence in the Memphis vicinity; or

                  c. Any costs associated with the sale of your present residence or other property.

         8. You will repay to API the full gross amount of any and all expenses paid on your behalf or reimbursed to you by API pursuant to this Relocation Expenses Agreement, including any tax liability or expenses, if within twelve
(12) months of your hire/transfer date (as indicated in records maintained in Human Resources), you employment with API is terminated for any of the following reasons:

                  a. You fail for any reason under your control to commence employment at API by February 29, 2004; or.

                  b. You for any reason voluntarily cause your employment with API to be terminated pursuant to Section IV.4 of your Executive Employment Agreement with API; or

                  c. You are discharged for Cause, as defined in Section IV.1(a) of your Executive Employment Agreement with API.

         9. If any repayment is required pursuant to Section 8 above, API may elect to deduct any amount due to be repaid from any final wages, vacation pay, commissions, bonus, or other compensation or payment due to you, unless otherwise prohibited by law. If there is further repayment required, you shall upon request elect in writing one of the following repayment options:

         a. A lump sum payment within sixty (60) days after the date of termination of employment; or

         b. An installment payment plan in equal monthly payments for a term not to exceed one (1) year. No interest will be charged as long as payments are made fully and timely.

         10. In the event of any delinquency in repayment which continues for more than thirty days, API may declare the entire repayments balance to be due and owing immediately. Thereafter, the balance of your repayment obligations to API shall bear interest from the initial due date, at the rate of the current prime rate, for all principal and interest which remains due and unpaid, until paid in full. You further agree to pay all the expenses, costs, and reasonable attorney fees of collection of your repayment obligations. You understand and agree that your failure to make repayments as provided herein and related tax liability will be reported to credit reporting agencies and may have a negative effect on your credit rating.

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         This Relocation Expenses Agreement does not guarantee your employment for a specific period of time. The Term and other terms and conditions of your employment remain governed solely by your Executive Employment Agreement.

         The parties hereto hereby incorporate herein all of the provisions, terms and conditions of Section V of the Executive Employment Agreement between them, as though such Section V were fully written out herein.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AEROSPACE PRODUCTS INTERNATIONAL INC.
a Delaware corporation


By:  /s/ Gerald E. Schlesinger
   ---------------------------------
Title:  President


PAUL J. FANELLI
an individual

/s/ Paul J. Fanelli
------------------------------------



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